Exhibit 3.1

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDMENT TO MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

Lucens Capital Acquisition Corp I

(By way of special resolution passed on June 8, 2026)

Filed: 08-Jun-2026 16:06 EST
www.verify.gov.ky File#: 435611	Auth Code: E26996294796

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDMENT TO MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

Lucens Capital Acquisition Corp I

(BY WAY OF SPECIAL RESOLUTION PASSED ON June 8 2026)

1.	The name of the Company is Lucens Capital Acquisition Corp I.

2.	The registered office of the Company will be situated at the offices of Appleby Global Services (Cayman) Limited, Suite 210, 2nd Floor, Windward III, Regatta Office Park, Grand Cayman, Cayman Islands, PO Box, 500, KY1-1106 or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object that is not prohibited by the laws of the Cayman Islands.

4.	The liability of each Member is limited to the amount, if any, unpaid on such Member’s shares.

5.	The share capital of the Company is US$20,100.00 divided into 200,000,000 ordinary shares of a par value of US$0.0001 each, and 1,000,000 preference shares of a par value of US$0.0001 each.

6.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalised terms that are not defined in the Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

Filed: 08-Jun-2026 16:06 EST
www.verify.gov.ky File#: 435611	Auth Code: E26996294796